UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2007

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Barclays Bank PLC ("Barclays")

New Century Financial Corporation (the "Company") previously announced that it had received notices from Barclays, in which Barclays alleged that certain Events of Default had occurred, as defined in that certain Master Repurchase Agreement, dated as of March 31, 2006 (as amended to date), by and among the Company, certain of the Company’s subsidiaries, Barclays and Sheffield Receivables Corporation (the "Barclays Agreement"), and purported to accelerate to March 14, 2007 the obligation of the Company’s subsidiaries to repurchase all outstanding mortgage loans financed under the Barclays Agreement and to terminate the Barclays Agreement as of that same date. The Company had estimated that the aggregate repurchase obligation (the outstanding mortgage loans financed) of its subsidiaries under the Barclays Agreement was approximately $0.9 billion as of March 12, 2007.

On March 16, 2007, the parties to the Barclays Agreement entered into a letter agreement (the "Barclays Letter Agreement") pursuant to which Barclays and Sheffield Receivables Corporation agreed to release the Company and its subsidiaries from its aggregate repurchase obligation under the Barclays Agreement and the Company and its subsidiaries agreed to release their rights to outstanding mortgage loans that had been financed under the Barclays Agreement. The effectiveness of the releases in the Barclays Letter Agreement is subject to the satisfaction of certain preconditions, including that (i) the Company and its subsidiaries shall have made certain payments to Barclays, including forwarding to Barclays all amounts received by the Company and its subsidiaries after March 1, 2007 with respect to the mortgage loans under the Barclays Agreement, and (ii) the Company and its subsidiaries shall have taken certain actions to facilitate the transfer of the servicing function with respect to the mortgage loans under the Barclays Agreement to a third party appointed by Barclays. As of March 22, 2007, the Company was still in the process of satisfying these preconditions.

The Barclays Letter Agreement provides that the outstanding mortgage loans financed under the Barclays Agreement are being transferred to Barclays "as is", without any representations or warranties by the Company or its subsidiaries, and without any holdback by Barclays. The Company and its subsidiaries have agreed, however, that if they enter into a settlement or release with any of the Company’s other lenders and any such release contains materially more favorable terms for the benefit of any such lender than those in the Barclays Letter Agreement, then Barclays will be entitled to such more favorable terms. For purposes of this provision, the Barclays Letter Agreement provides that a release with another lender will not be deemed to have terms that are materially more favorable to that lender from an economic standpoint if the terms of such release do not provide for more to such lender than the amount of the outstanding mortgage loans financed by such lender, plus accrued price differential or interest and the transmittal of the principal portion of any loan payments received. The continuing effectiveness of the release by Barclays under the Barclays Letter Agreement is subject to the Company’s compliance with this provision. Upon the effectiveness of the releases contemplated by the Barclays Letter Agreement, the aggregate repurchase obligation (the outstanding mortgage loans financed) of the Company under its credit facilities will be reduced by approximately $0.9 billion and the Company will have realized a loss from this transaction of approximately $46 million.

Additional State Regulatory Actions

As previously disclosed, the Company has received cease and desist orders from several states and entered into a consent agreements with several states (the "Previous Orders and Consent Agreements"). On March 20, 2007, certain of the Company’s subsidiaries entered into a consent agreement with the State of Maine’s Office of Consumer Credit Regulation, respectively (the "March 20 Consent Agreement").

Consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement contains allegations that certain of the Company’s subsidiaries have engaged in violations of state law, including, among others, failure to fund mortgage loans after closing. Consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement seeks to restrain the Company’s subsidiaries from taking certain actions, including, among others, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. The March 20 Consent Agreement also seeks to cause the subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

The Company anticipates that cease and desist orders will continue to be received by the Company and its subsidiaries from additional states in the future and that the Company and its subsidiaries may enter into additional consent agreements similar to the consent agreements already entered into by the Company. The Company does not undertake, and expressly disclaims, any obligation to update this disclosure for any such additional cease and desist orders or consent agreements or for any developments with respect to the March 20 Consent Agreement.

The Company intends to continue to cooperate with its regulators in order to mitigate the impact on consumers resulting from the Company’s funding constraints.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

March 22, 2007	By:	/s/ Brad A. Morrice

Name: Brad A. Morrice
Title: President and Chief Executive Officer